Exhibit 99.1


                      Sono-Tek Announces Year End Earnings

(May 12, 2006-Milton, NY) Sono-Tek Corporation (OTC BB: SOTK) today announced sales of $6,871,000 for the fiscal year ended February 28, 2006. The reported sales volume is an increase of $1,067,000 or 18% over the prior year's sales volume. The Company's sales levels are increasing as the result of continued new product development efforts and related marketing thrusts, and expansion into international markets.

Net income for the year was $1,043,000, an increase of $248,000 or 31% over the prior year.

The Company's working capital increased $2,032,000 from a working capital of $1,667,000 at February 28, 2005 to $3,699,000 at February 28, 2006.

Stockholders' equity increased $1,924,000 from $2,306,000 at February 28, 2005 to $4,230,000 at February 28, 2006.

On May 10, Dr. Christopher L. Coccio, President and CEO of Sono-Tek Corporation updated the investment community in an exclusive interview with www.wallst.net . Topics covered in the interview include an overview of the Company and the markets it serves, recent press releases, current capitalization, and upcoming strategic and financial milestones.

To hear the interview in its entirety, visit www.wallst.net , and click on "Interviews." Interviews require free registration, and can be accessed either by locating the respective company's ticker symbol under the appropriate exchange on the left-hand column of the "Interviews" section of the site, or by entering the respective company's ticker symbol in the Search Archive window.

Sono-Tek has been invited to participate in a New York State investors conference May 15 and 16 at the Albany Marriott in Albany, NY, which is being co-sponsored by the Albany Nanotech Center. Information on the conference is available on the Investor Conference website at www.nysinvest.com.

Sono-Tek's presentation will be at 11am on Tuesday, May 16. The presentation will be webcast and will include both audio and presentation slides. To access the webcast, please visit http://www.wsw.com/webcast/nys2/sotk/ , registration is required and the webcast will be available for ninety days afterwards.

On May 23, Dr. Christopher L. Coccio, President and CEO of Sono-Tek Corporation will be interviewed by "The Wall Street Transcript", please visit http://www.twst.com/ for more information.

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com
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Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company's products have long been recognized for their performance, quality, and reliability.

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-KSB and Form 10-QSBs containing additional important information.

                              Sono-Tek Corporation
                             Selected Financial Data


                                                  Fiscal Year Ended February 28,
                                                 ------------------------------
                                                      2006               2005
                                                 ------------------------------

Net Sales                                         $ 6,871,069       $ 5,803,586

Net Income                                        $ 1,043,320       $   795,302

Basic Earnings Per Share -                        $      0.07       $      0.07

Diluted Earnings Per Share -                      $      0.07       $      0.07

Weighted Average Shares - Basic                    14,156,972        11,708,331

Weighted Average Shares - Diluted                  14,274,493        12,006,170